TRIPLE S PLASTICS AND EIMO OYJ ANNOUNCE
            SPECIAL SHAREHOLDERS' MEETINGS ON MERGER TRANSACTION


        PORTAGE, MICHIGAN -- Feb. 12, 2001-- Triple S Plastics, Inc. (Nasdaq:TSSS) and Eimo Oyj (HEX:EIMAV) announced today that they have set the dates of each company's special shareholders' meeting to vote on matters relating to the proposed merger of Triple S and Eimo. The Triple S special meeting will be held on Thursday, March 8, 2001 at 8:00 a.m., local time, at the Fetzer Center, Western Michigan University, Business Court Drive, Kalamazoo, Michigan. The Eimo special meeting will be held in Finland on Friday, March 9, 2001. The merger is expected to be completed during the week beginning March 11, 2001.

        Triple S shareholders are being asked to approve the merger agreement at the Triple S special meeting. At Eimo's special meeting, Eimo shareholders are being asked to approve (1) the merger agreement,
   (2) the issuance of Eimo Series A shares, American Depositary Shares and options in the merger, (3) the waiver of pre-emptive rights in connection with the issuance of Eimo Series A shares, American Depositary Shares and options in the merger, and (4) the election of three Triple S directors to the Eimo board of directors at the time of the merger.

        A proxy statement/prospectus relating to the Triple S special meeting will be mailed on February 12, 2001 to Triple S shareholders of record on January 10, 2001.

        Upon completion of the merger, Triple S shareholders will receive
   6.45 Eimo Series A shares for each share of Triple S stock that they own. In addition, each outstanding option to acquire Triple S shares will be converted on the same basis into an option to acquire Eimo Series A shares. It is expected that, following the merger, Triple S shareholders and option holders will own approximately 39% of the outstanding shares of Eimo on a fully diluted basis.

        The Eimo Series A shares to be issued to Triple S shareholders in the merger will be issued in the form of American Depositary Shares. Each American Depositary Share will represent four Eimo Series A shares. The Eimo Series A shares are listed on the Helsinki Stock Exchange, and the American Depositary Shares representing the Eimo Series A shares to be issued in the merger are expected to be listed on the Nasdaq National Market System under the symbol "EIMO" following the merger.

        After the merger, it is expected that the Eimo board of directors will consist of seven members, including Chris Schauer (a director and the Chief Executive Officer of Triple S), Dan Canavan (Chairman of the Triple S board) and Evan Harter (a director of Triple S). In order to achieve this new composition of the Eimo board, it is expected that, following the merger, Elmar Paananen and Markku Sulonen will resign as members of the Eimo board. In addition, after the merger, Mr. Schauer will serve as President and Chief Executive Officer of Triple S, and







   Mr. Canavan and Victor Valentine, Jr. (the current President of Triple
   S) will each serve as an Executive Vice President of Triple S.

        Messrs. Schauer, Canavan and Valentine and David Stewart (a director of Triple S), who collectively own approximately 52.7% of the Triple S shares, have agreed to vote their shares in favor of the merger agreement at the Triple S special shareholders' meeting. Certain of Eimo's principal shareholders have also agreed to vote all of their shares in favor of the proposals to be presented at Eimo's special shareholders' meeting. These shares of Eimo represent approximately 84% of the votes entitled to be voted to approve the merger agreement and the election of directors and approximately 32% of the votes entitled to be voted to approve the waiver of pre-emptive rights and the issuance in the merger of Eimo Series A Shares, American Depositary Shares and options.

        The merger is intended to be tax free to the Triple S shareholders and is intended to be accounted for as a pooling-of-interests under Finnish Accounting Standards.

        Eimo recently announced that it will recommend at its next annual general meeting of shareholders, which is planned for May 2001, that Eimo shareholders (1) approve an annual dividend for 2001 of 0.07 Euros per Series A share and (2) authorize Eimo to repurchase a maximum of 2,000,000 Eimo Series A shares in open market purchases using funds otherwise available for the distribution of profits. Eimo stated that the repurchased shares could be used to further develop Eimo's capital structure, to finance business acquisitions or as consideration for other arrangements. Eimo also stated that the repurchased shares could be cancelled.

        This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. For certain information regarding these risks and uncertainties, please refer to the proxy/statement prospectus relating to the merger.

        This information was furnished on behalf of Triple S's board of directors. Triple S shareholders are urged to read the documents filed with the Securities and Exchange Commission in connection with the merger, including the proxy statement/prospectus being sent to Triple S shareholders to solicit their approval of the merger agreement, which contains important information about the merger. These documents are available free of charge from the SEC's website at www.sec.gov, except for the proxy statement/prospectus, which will be sent free of charge to Triple S shareholders of record on January 10, 2001.

   Contact:

        Triple S Plastics, Inc.
        A. Christian Schauer
        616/327-2224